UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Rackable Systems, Inc.

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RACKABLE SYSTEMS, INC.

46600 LANDING PARKWAY

FREMONT, CA 94538

ANNUAL MEETING OF STOCKHOLDERS

May 23, 2007

To the Stockholders of Rackable Systems, Inc.:

The following supplements our Proxy Statement sent to you in connection with the Rackable Systems, Inc. 2007 Annual Meeting of Stockholders:

1.         As announced by us on April 30, 2007, Thomas K. Barton resigned as a director of Rackable Systems on April 28, 2007. In addition, on April 29, 2007, Mr. Barton ceased to be our Chief Executive Officer and President, and our Board of Directors (“Board”) elected Mark Barrenechea, a current director of our company, to be our Chief Executive Officer and President. As a result of Mr. Barton’s resignation from our Board, Mr. Barton is no longer standing for reelection to our Board, and votes regarding the election of Mr. Barton, whether “for” or “withheld,” are no longer relevant and will have no effect.

        In connection with these events, our Board has reduced the size of the Board to six directors, and to five directors commencing with the 2007 Annual Meeting of Stockholders. The reduction to five directors is due to the decision, as previously announced, of Michael Maulick, one of our directors, not to stand re-election at the 2007 Annual Meeting of Stockholders.

        As a result of Mr. Barrenechea’s appointment as our Chief Executive Officer and President, he is no longer an “independent director” as defined in the Nasdaq Stock Market listing standards. Consequently, he no longer serves on the Audit and Strategic Planning Committees of the Board. In connection with Mr. Barrenechea’s ceasing to serve on the Audit Committee, the Board appointed Charles M. Boesenberg as a member of the Audit Committee.

2.         As additional information regarding our executive management:

a.         On April 25, 2007, our Board appointed Gautham Sastri as our Chief Operating Officer. Information regarding Mr. Sastri is as follows:

        Gautham Sastri, 41, joined Rackable Systems in September 2006 as our Executive Vice President of Storage Solutions in connection with our acquisition of Terrascale Technologies, Inc. (“Terrascale”). From November 2002 to September 2006, Mr. Sastri was the President and Chief Executive Officer of Terrascale, a provider of a clustered file system solution enabling high performance I/O connectivity between servers and commodity-based storage subsystems. From August 1998 to November 2002, Mr. Sastri was the President and Chief Executive Officer of Maximum Throughput, Inc., a manufacturer of server and storage solutions.

        Mr. Sastri is a former stockholder of Terrascale, which was acquired by Rackable in September 2006. The purchase price paid in the acquisition was approximately $38.0 million in cash, approximately $8.0 of which will be paid to Terrascale employees quarterly over the two-year period following the acquisition provided that they remain employees of Rackable or Terrascale, and approximately $3.7 million of which will be held back for a period of 18 months following the closing to satisfy indemnification claims that may be made by Rackable. As a former stockholder of Terrascale, Mr. Sastri received, or is entitled to receive, approximately $15.7 million of the $38.0 million cash payment, consisting of: (a) approximately $7.9 million paid at the time of acquisition; (b) approximately $6.2 million of the $8.0 million to be paid to employees quarterly over the two-year period following the acquisition provided that he remains an employee of Rackable; and (c) approximately $1.6 million of the approximately $3.7 million held in escrow if no claims are made against the escrow. In addition, in April 2007, Rackable also exercised its right to purchase a Terrascale technology known as Distributed Parity Engine by paying an additional $9 million of cash consideration to the former stockholders of Terrascale. As a former stockholder of Terrascale, Mr. Sastri is entitled to receive approximately $3.7 million of this amount.

b.         Also, on April 25, 2007, our Board appointed Todd Ford to be our Executive Vice President, and, at that time, he ceased to be our President.

By Order of the Board of Directors

/s/ William P. Garvey

William P. Garvey
Secretary

Fremont, California

May 7, 2007